Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Record Fourth Quarter and Fiscal 2021 Results

VONORE, Tenn. – September 2, 2021 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2021 fourth quarter and year ended June 30, 2021.

Fourth Quarter Highlights:

•	Net sales increased to a record $155.5 million, up 204%.
•	Gross margin expanded by 940 basis points to 23.9%.
•	Net income was $16.5 million or $0.87 per diluted share.
•	Diluted Adjusted Net Income per share, a non-GAAP measure, was $0.98.
•	Adjusted EBITDA, a non-GAAP measure, increased to $27.0 million.
•	Adjusted EBITDA margin, a non-GAAP measure, increased to 17.3%.

Full Year Highlights:

•	Delivered the most profitable fiscal year in the Company’s history.
•	Net sales increased to a record $525.8 million, up 45%.
•	Gross margin expanded by 390 basis points to 24.7%.
•	Net income was $56.2 million or $2.96 per diluted share.
•	Diluted Adjusted Net Income per share, a non-GAAP measure, was $3.31, up 147%.
•	Adjusted EBITDA, a non-GAAP measure, increased to $92.8 million, up 109%.
•	Adjusted EBITDA margin, a non-GAAP measure, expanded by 540 basis points to 17.6%.

Fred Brightbill, Chief Executive Officer and Chairman, commented, “Our businesses executed extremely well against our strategic priorities during fiscal year 2021 in a very challenging and dynamic environment.  Our record-setting performance was driven by year-over-year unit increases at each of our segments, including the most wholesale units ever sold by the Company in a fourth quarter.  To accelerate throughput and produce record-level units in arguably the most challenging supply-chain environment we’ve ever experienced in the boating industry is a clear demonstration of our disciplined execution, operational excellence, and the strength of our team. The credit goes to our more than 1,500 employees who continued to execute against our key strategic priorities in the face of adversity, and the strength of our market-leading brands.”

Brightbill continued, “In fiscal year 2021 we ramped up production aggressively while expertly managing our supply chain to drive sustainable, accelerated organic growth. We will look to build on that success in fiscal year 2022 as we remain committed to making investments to further strengthen our competitive position, grow our categories, and deliver shareholder value guided by our long-term focus and strategic priorities.”

Fourth Quarter Results

Net sales were a record $155.5 million for the fourth quarter, an increase of 204.4 percent from the prior-year period, which was heavily impacted by the COVID-19 pandemic.  The increase was primarily the result of record sales volumes.

Gross profit increased $29.8 million, or 402.8 percent, to a record $37.2 million compared to $7.4 million for the prior-year period. Gross margin increased 940 basis points to 23.9 percent from 14.5 percent in the prior-year period. The increase was primarily due to overhead absorption from higher sales volume, lower warranty costs, and lower dealer incentives on a percentage of sales basis. The increase was partially offset by higher material costs, costs to transition production of our Aviara brand to the Merritt Island, Florida facility and increased labor costs.

Operating expenses increased $4.4 million, or 44.5 percent, to $14.2 million for the fourth quarter 2021 compared to $9.8 million for the fourth quarter 2020. The increase was primarily driven by higher incentive compensation costs, additional investments related to product development and information technology, and higher selling and marketing costs in the fourth quarter 2021 compared to the prior-year period.

Loss on extinguishment of debt totaling $0.7 million was recognized upon refinancing the Company’s debt in June 2021. This non-cash loss is comprised of unamortized debt issuance costs related to the previously existing credit facility.

Net income was $16.5 million for the fourth quarter, compared to Net loss of $2.8 million in the prior-year period.  Diluted net income per share was $0.87, compared to Diluted net loss per share of $(0.15) for the fourth quarter 2020. Adjusted Net Income increased to $18.6 million for the fourth quarter, or $0.98 per diluted share, compared to an Adjusted Net Loss of $1.8 million, or $(0.10) per diluted share, in the prior-year period.

Adjusted EBITDA was $27.0 million for the fourth quarter, compared to $0.9 million in the prior-year period.  Adjusted EBITDA margin was 17.3 percent for the fourth quarter, up from 1.8 percent for prior-year period, primarily due to higher sales volume.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per share to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal 2021 Results

Net sales were a record $525.8 million for fiscal 2021, an increase of 44.8 percent from fiscal 2020, which was heavily impacted by the COVID-19 pandemic.  The increase was primarily the result of higher sales volumes, lower dealer incentives, and higher prices, partially offset by the impact of segment mix. When compared to fiscal year 2019, which was our previous record, net sales increased by $59.4 million or 12.7 percent.

Gross profit increased $54.6 million, or 72.5 percent, to a record $130.0 million compared to $75.4 million for the prior year. Gross margin increased 390 basis points to 24.7 percent in fiscal 2021 from 20.8 percent in fiscal 2020. The increase was primarily due to higher sales volume, lower dealer incentives, and higher prices. The increase was partially offset by costs to transition production of our Aviara brand to the Merritt Island, Florida facility and increased labor and material costs.

Operating expenses decreased $47.9 million, or 47.0 percent, to $54.0 million for fiscal 2021 compared to $101.9 million for fiscal 2020. The decrease was driven by goodwill and other intangible asset impairment charges of $56.4 million related to our NauticStar and Crest segments recorded in fiscal 2020.  There were no impairment charges in fiscal 2021.  In addition, the Company had lower selling and marketing costs in fiscal 2021 primarily due to the lack of in-person boat shows and the strength of organic retail demand. The decrease was partially offset by higher general and administrative expenses resulting from higher incentive compensation costs and additional investments related to product development and information technology. Despite our continued investment in product development and other areas of SG&A, for the full year, SG&A as a percentage of net sales was the lowest on record since we became a public company.

Loss on extinguishment of debt totaling $0.7 million was recognized upon refinancing the Company’s debt. The non-cash loss is comprised of unamortized debt issuance costs related to the previously existing credit facility.

Net income was a record $56.2 million for fiscal 2021, or $2.96 per share compared to a net loss of $24.0 million, or ($1.28) per share, for fiscal 2020. Net loss for fiscal 2020 included goodwill and other intangible asset impairment charges of $56.4 million, or $(3.01) per diluted share. Adjusted Net Income increased to a record $62.8 million, or $3.31 per diluted share, compared to $25.1 million, or $1.34 per diluted share, in the prior-year period, or $2.82 per diluted share, in fiscal 2019.

Adjusted EBITDA was a record $92.8 million for fiscal 2021, compared to $44.3 million for fiscal 2020.  Adjusted EBITDA margin was 17.6 percent for fiscal 2021, up from 12.2 percent for fiscal 2020, primarily due to higher sales volume. Compared to fiscal 2019, Adjusted EBITDA was up nearly 17 percent and Adjusted EBITDA margin was up more than 60 basis points.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “Given the current environment of continuing robust retail demand coupled with historically low dealer inventory, executing on our value-enhancing strategy should provide us with an opportunity to deliver another record-breaking year for net sales and earnings.  Importantly, we face significant, ongoing risks from supply chain disruptions and the impact of COVID-19.  We remain laser-focused on mitigating these headwinds.”

The Company’s outlook is as follows:

•

For full year fiscal 2022, consolidated net sales growth is expected to be up in the high-teens percent range, with Adjusted EBITDA margins flat year-over-year, and Adjusted Earnings per share growth up in the high-teens percent range year-over-year. Driven by growth-oriented projects, we expect capital expenditures to be between $25 million and $30 million for the full year.

•

For fiscal first quarter 2022, consolidated net sales growth is expected to be up in the mid-30 percent range, with Adjusted EBITDA margins in the low-14 percent range, and Adjusted Earnings per share growth up in the low-20 percent range year-over-year.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal fourth quarter 2021 results today, September 2, 2021, at 8:30 a.m. EDT. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 1159212. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.MasterCraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 1159212. The audio replay will be available beginning at 11:30 a.m. EDT on Thursday, September 2, 2021, through 11:30 a.m. EDT on Thursday, September 16, 2021.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, NauticStar, Crest and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.NauticStarBoats.com, www.CrestPontoonBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,”

“estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; our intention to drive value and accelerate growth; and the potential impact of COVID-19 on our operating results and liquidity.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of the COVID-19 pandemic on the Company, general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2020, and Quarterly Reports on Form 10-Q for 2021, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months and Fiscal Year Ended June 30, 2021

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020

Net sales	$155,532	$51,094	$525,808	$363,073
Cost of sales	118,291	43,687	395,837	287,717
Gross profit	37,241	7,407	129,971	75,356
Operating expenses:
Selling and marketing	3,432	2,641	13,021	15,981
General and administrative	9,781	6,201	37,049	25,557
Amortization of other intangible assets	987	987	3,948	3,948
Goodwill and other intangible asset impairment	—	—	—	56,437
Total operating expenses	14,200	9,829	54,018	101,923
Operating income (loss)	23,041	(2,422)	75,953	(26,567)
Other expense:
Interest expense	748	1,378	3,392	5,045
Loss on extinguishment of debt	733	—	733	—
Income (loss) before income tax expense	21,560	(3,800)	71,828	(31,612)
Income tax expense (benefit)	5,026	(964)	15,658	(7,565)
Net income (loss)	$16,534	$(2,836)	$56,170	$(24,047)

Net income (loss) per share:
Basic	$0.88	$(0.15)	$2.99	$(1.28)
Diluted	$0.87	$(0.15)	$2.96	$(1.28)
Weighted average shares used for computation of:
Basic earnings (loss) per share	18,822,231	18,743,915	18,805,464	18,734,482
Diluted earnings (loss) per share	19,021,220	18,743,915	18,951,521	18,734,482

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30,	June 30,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39,252	$16,319
Accounts receivable, net of allowance of $115 and $247, respectively	12,080	6,145
Income tax receivable	355	4,924
Inventories, net	53,481	25,636
Prepaid expenses and other current assets	5,059	3,719
Total current assets	110,227	56,743
Property, plant and equipment, net	60,495	40,481
Goodwill	29,593	29,593
Other intangible assets, net	59,899	63,849
Deferred income taxes	15,130	16,080
Deferred debt issuance costs, net	507	425
Other long-term assets	609	752
Total assets	$276,460	$207,923
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,861	$10,510
Income tax payable	726	—
Accrued expenses and other current liabilities	46,836	35,985
Current portion of long-term debt, net of unamortized debt issuance costs	2,866	8,932
Total current liabilities	74,289	55,427
Long-term debt, net of unamortized debt issuance costs	90,277	99,666
Unrecognized tax positions	3,830	3,683
Other long-term liabilities	276	277
Total liabilities	168,672	159,053
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,956,719 shares at June 30, 2021 and 18,871,637 shares at June 30, 2020	189	189
Additional paid-in capital	118,930	116,182
Accumulated deficit	(11,331)	(67,501)
Total stockholders' equity	107,788	48,870
Total liabilities and stockholders' equity	$276,460	$207,923

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Fiscal Year Ended
	June 30,	June 30,		June 30,	June 30,
	2021	2020	Change	2021	2020	Change
	(Dollars in thousands)			(Dollars in thousands)
Unit sales volume:
MasterCraft	965	308	213.3%	3,343	2,478	34.9%
NauticStar	320	145	120.7%	1,387	1,191	16.5%
Crest	708	216	227.8%	2,467	1,623	52.0%
Consolidated	1,993	669	197.9%	7,197	5,292	36.0%
Net sales:
MasterCraft	$107,704	$35,254	205.5%	$363,274	$246,455	47.4%
NauticStar	14,510	7,203	101.4%	59,846	54,930	8.9%
Crest	33,318	8,637	285.8%	102,688	61,688	66.5%
Consolidated	$155,532	$51,094	204.4%	$525,808	$363,073	44.8%
Net sales per unit:
MasterCraft	$112	$114	(1.8%)	$109	$99	10.1%
NauticStar	45	50	(10.0%)	43	46	(6.5%)
Crest	47	40	17.5%	42	38	10.5%
Consolidated	78	76	2.6%	73	69	5.8%
Gross margin	23.9%	14.5%	940 bpts	24.7%	20.8%	390 bpts

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include Aviara transition costs, debt refinancing charges, goodwill and other intangible asset impairment charges, Aviara (new brand) startup costs, COVID-19 shutdown costs, and certain non-cash items including share-based compensation. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and adjusted for the impact to income tax expense (benefit) related to non-GAAP adjustments. For the periods presented herein, these adjustments include Aviara transition costs, debt refinancing charges, goodwill and other intangible asset impairment charges, Aviara (new brand) startup costs, COVID-19 shutdown costs, and certain non-cash items including other intangible asset amortization, and share-based compensation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income (loss) or operating income (loss) as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures

are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income (loss), net income (loss) per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone.  We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and adjusts for the impact to income tax expense (benefit) related to non-GAAP adjustments. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income, Adjusted Net Income per share, and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income (loss) as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income margin (expressed as a percentage of net sales) to Adjusted EBITDA margin (expressed as a percentage of net sales) for the periods indicated:

	Three Months Ended				Fiscal Year Ended
	June 30,	% of	June 30,	% of	June 30,	% of	June 30,	% of
	2021	Net Sales	2020	Net Sales	2021	Net Sales	2020	Net Sales
	(Dollars in thousands)				(Dollars in thousands)
Net income (loss)	$16,534	10.6%	$(2,836)	-5.5%	$56,170	10.7%	$(24,047)	-6.6%
Income tax expense (benefit)	5,026		(964)		15,658		(7,565)
Interest expense	748		1,378		3,392		5,045
Depreciation and amortization	3,082		2,842		11,630		10,527
EBITDA	25,390	16.3%	420	0.8%	86,850	16.5%	(16,040)	-4.4%
Share-based compensation	800		361		2,984		1,061
Aviara transition costs(a)	—		—		2,150		—
Debt refinancing charges(b)	769		—		769		—
Goodwill and other intangible asset impairment(c)	—		—		—		56,437
Aviara start-up costs(d)	—		234		—		1,446
COVID-19 shutdown costs(e)	—		(112)		—		1,394
Adjusted EBITDA	$26,959	17.3%	$903	1.8%	$92,753	17.6%	$44,298	12.2%

(a)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(b)

Represents loss recognized upon refinancing the Company’s debt. The loss is comprised of unamortized debt issuance costs related to the previously existing credit facility and third-party legal costs associated with the refinancing.

(c)	Represents non-cash charges recorded in the NauticStar and Crest segments for impairment of goodwill and trade name intangible assets.
(d)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in fiscal 2022. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models.

(e)	Represents lump sum severance payments and costs related to temporary continuation of healthcare benefits for certain laid off employees, in connection with the COVID-19 pandemic.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with U.S. GAAP to Adjusted Net Income (Loss) for the periods indicated:

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020

Net income (loss)	$16,534	$(2,836)	$56,170	$(24,047)
Income tax expense (benefit)	5,026	(964)	15,658	(7,565)
Amortization of acquisition intangibles	961	962	3,842	3,842
Share-based compensation	800	361	2,984	1,061
Aviara transition costs(a)	—	—	2,150	—
Debt refinancing charges(b)	769	—	769	—
Goodwill and other intangible asset impairment(c)	—	—	—	56,437
Aviara start-up costs(d)	—	234	—	1,446
COVID-19 shutdown costs(e)	—	(112)	—	1,394
Adjusted Net Income (Loss) before income taxes	24,090	(2,355)	81,573	32,568
Adjusted income tax expense (benefit)(f)	5,541	(542)	18,762	7,491
Adjusted Net Income (Loss)	$18,549	$(1,813)	$62,811	$25,077

Adjusted net income (loss) per common share
Basic	$0.99	$(0.10)	$3.34	$1.34
Diluted	$0.98	$(0.10)	$3.31	$1.34
Weighted average shares used for the computation of:
Basic Adjusted net income (loss) per share(g)	18,822,231	18,743,915	18,805,464	18,734,482
Diluted Adjusted net income (loss) per share(g)	19,021,220	18,743,915	18,951,521	18,734,482

(a)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(b)

Represents loss recognized upon refinancing the Company’s debt. The loss is comprised of unamortized debt issuance costs related to the previously existing credit facility and third-party legal costs associated with the refinancing.

(c)	Represents non-cash charges recorded in the NauticStar and Crest segments for impairment of goodwill and trade name intangible assets.
(d)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in fiscal 2022. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models.

(e)	Represents lump sum severance payments and costs related to temporary continuation of healthcare benefits for certain laid off employees, in connection with the COVID-19 pandemic.
(f)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.
(g)

Represents the Weighted Average Shares Used for the Computation of Basic and Diluted earnings (loss) per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The following table presents the reconciliation of net income (loss) per diluted share to Adjusted Net Income (Loss) per diluted share for the periods presented:

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Net income (loss) per diluted share	$0.87	$(0.15)	$2.96	$(1.28)
Impact of adjustments:
Income tax expense (benefit)	0.27	(0.05)	0.83	(0.40)
Amortization of acquisition intangibles	0.05	0.05	0.20	0.20
Share-based compensation	0.04	0.02	0.16	0.06
Aviara transition costs(a)	—	—	0.11	—
Debt refinancing charges(b)	0.04	—	0.04	—
Goodwill and other intangible asset impairment(c)	—	—	-	3.01
Aviara start-up costs(d)	—	0.01	—	0.08
COVID-19 shutdown costs(e)	—	(0.01)	—	0.07
Adjusted Net Income (Loss) per diluted share before income taxes	1.27	(0.13)	4.30	1.74
Impact of adjusted income tax expense on net income per diluted share before income taxes(f)	(0.29)	0.03	(0.99)	(0.40)
Adjusted Net Income (Loss) per diluted share	$0.98	$(0.10)	$3.31	$1.34

(a)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(b)

Represents loss recognized upon refinancing the Company’s debt. The loss is comprised of unamortized debt issuance costs related to the previously existing credit facility and third-party legal costs associated with the refinancing.

(c)	Represents non-cash charges recorded in the NauticStar and Crest segments for impairment of goodwill and trade name intangible assets.
(d)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in fiscal 2022. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models.

(e)	Represents lump sum severance payments and costs related to temporary continuation of healthcare benefits for certain laid off employees, in connection with the COVID-19 pandemic.
(f)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.

Change in Non-GAAP Financial Measure

Prior to fiscal year-end 2020, the Company’s calculation of a diluted per share amount of Adjusted Net Income included an adjustment to fully dilute this non-GAAP measure for all outstanding share-based compensation grants. This additional dilution was incorporated by adjusting the GAAP measure, Weighted Average Shares Used for the Computation of Basic earnings per share, as presented on the Consolidated Statements of Operations, to include a dilutive effect for all outstanding restricted stock awards, performance stock units, and stock options. Beginning with the fiscal year-end 2020 presentation and for all subsequent periods, the Company no longer includes this additional dilution impact in its calculation of Adjusted Net Income per diluted share. The Company has instead utilized the Weighted Average Shares Used for the Computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The Company believes that, because its outstanding share-based compensation grants no longer result in a material amount of dilution of its earnings as was the case nearer to the date of our IPO, the adjustment methodology previously used no longer provides meaningful information to management or other users of its financial statements. This change resulted in an increase of $0.02 for the year ended June 30, 2020 in the amount of Adjusted Net Income per diluted share from what was previously reported.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

Email: investorrelations@mastercraft.com

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